Exhibit 3.5
STRONGHOLD DIGITAL MINING, INC.

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

SERIES D CONVERTIBLE PREFERRED STOCK

(Par Value $0.0001 Per Share)

Stronghold Digital Mining, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended from time to time (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board of Directors, by resolution, to provide out of the unissued shares of the preferred stock (the “Preferred Stock”) for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights (if any), designations, powers, preferences and relative, participating, optional, special and other rights (if any) of each such series and any qualifications, limitations and restrictions thereof, and in accordance with the provisions of Section 151 of the DGCL and resolutions duly adopted by the Board of Directors, the Corporation’s Series D Preferred Stock (as defined below) is hereby established on the following terms:

ARTICLE 1 DESIGNATION

Section 1.1. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of preferred stock designated “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”), consisting of fifteen thousand, five hundred eighty two (15,582) shares, par value $0.0001 per share (each, a “Series D Preferred Share”). Each Series D Preferred Share shall rank equally in all respects and shall be subject to the following provisions of this Certificate of Designations. Series D Preferred Shares which have been converted, redeemed, repurchased or otherwise acquired by the Corporation shall be retired and, following the filing of any certificate required by the DGCL, will have the status of authorized and unissued shares of the Corporation’s Preferred Stock, without designation as to series, until such shares are once more designated by the Board of Directors as part of a particular series of Preferred Stock.

ARTICLE 2 RANK AND PREFERENCE

Section 2.1. The Series D Preferred Stock shall, with respect to rights upon an acquisition, merger or consolidation of the Corporation, sale of all or substantially all assets of the Corporation, other business combination or liquidation, dissolution or winding up of the affairs of the Corporation, either voluntary or involuntary (collectively, a “Liquidation Event”) rank:

(a) senior to the Class A Common Stock, par value $0.0001 per share, of the Corporation (including any capital stock into which the Class A Common Stock shall have been converted, exchanged or reclassified following the date hereof, the “Class A Common Stock”), the Class V Common Stock, par value $0.0001 per share, of the Corporation (the “Class V Common Stock” and together with the Class A Common Stock, the “Common Stock”), and any other class or series of capital stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series D Preferred Stock with respect to rights upon a Liquidation Event (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such capital stock, the “Junior Stock”);

(b) on a parity with the Series C Convertible Preferred Stock, par value $0.0001 per share, and any class or series of capital stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series D Preferred Stock with respect to rights upon a Liquidation Event (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such capital stock, the “Parity Stock”); and

(c) junior to any class or series of capital stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Series D Preferred Stock with respect to rights upon a Liquidation Event (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such capital stock, the “Senior Stock”).

Section 2.2. In the event of a Liquidation Event, each Holder shall, with respect to each Series D Preferred Share owned by such Holder, be entitled to receive, out of funds of the Corporation legally available therefor, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of the Junior Stock, an amount per Series D Preferred Share equal to the Stated Value (as defined below). If upon any such Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the Holders the full amount to which they are entitled under this Section 2.2 and the holders of any shares of Parity Stock ranking on a parity with the Series D Preferred Stock the full amount to which they are entitled under the Certificate of Incorporation or any certificate of designations, the Holders and the holders of such Parity Stock shall share ratably in any distribution of the funds and assets legally available for distribution in respect of the shares of Series D Preferred Stock and such Parity Stock held by them upon such distribution. The “Stated Value” shall mean One Thousand United States Dollars ($1,000.00) per share, subject to any adjustment for stock splits, stock combinations, recapitalizations and similar transactions as set forth herein; provided, that a Fundamental Transaction shall not constitute a Liquidation Event but instead shall be subject to Article 4.

ARTICLE 3 VOTING RIGHTS AND TRANSFERABILITY

Section 3.1. Except as required by the DGCL or the Certificate of Incorporation (including this Certificate of Designations), Holders shall not have any voting rights except as set forth in this Section 3.1. The Corporation shall require approval of the Holders of at least two-thirds (66.67%) of the then outstanding Series D Preferred Shares (together with any Parity Stock) to (either directly or through a Subsidiary or controlled Affiliate):

(a) authorize, create, increase the authorized amount of, or issue any Series D Preferred Stock or class or series of Senior Stock or Parity Stock or any security convertible into, or exchangeable or exercisable for, shares of Series D Preferred Stock, Senior Stock or Parity Stock;

(b) authorize, enter into or otherwise engage in a Fundamental Transaction unless such Fundamental Transaction does not adversely affect the rights, preferences or privileges of the Series D Preferred Stock; and

(c) agree or consent to any of the foregoing.

Further, the Corporation shall require approval of the Holders of at least two-thirds (66.67%) of the then outstanding Series D Preferred Shares to (either directly or through a Subsidiary or controlled Affiliate), amend, alter, repeal or otherwise modify (whether by merger, operation of law, consolidation or otherwise) (i) any provision of the Certificate of Incorporation (including this Certificate of Designations) or the Corporation’s bylaws in a manner that would adversely affect the powers, rights, preferences or privileges of the Series D Preferred Stock or (ii) any provision of this Certificate of Designations.

Section 3.2. No Holder shall be entitled to transfer any Series D Preferred Shares to any Person who is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and any such transfer shall be void ab initio.

Section 3.3. Certificated Shares; Replacement Certificates.

(a) The Corporation agrees, upon request of a Holder or permitted assignee, to take all steps reasonably necessary to promptly effect the removal of any restrictive legend from the certificates representing Series D Preferred Shares or shares of Class A Common Stock issued or the book-entry account of such Series D Preferred Shares or shares of Class A Common Stock, and the Corporation shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Holder, its permitted assigns or its broker provides to the Corporation a certification as to the length of time such shares have been held and a certification that such Holder is not an Affiliate of the Corporation. The Corporation shall cooperate with the Holder to effect the removal of the legend at any time such legend is no longer appropriate.

(b) The Corporation shall replace any mutilated Series D Preferred Stock certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Corporation.

(c) Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Corporation, shares of Common Stock issued upon conversion of shares of Series D Preferred Stock or exercise of a Pre-Funded Warrant shall be uncertificated, book entry form as permitted by the bylaws of the Corporation and the DGGL.

Section 3.4. Subject to the terms of this Certificate of Designations, the Holder may transfer to any Person any portion of their Series D Preferred Stock issued pursuant to this Certificate of Designations or any Class A Common Stock issued upon conversion of the Series D Preferred Stock (or exercise of Pre-Funded Warrants (as defined below)) issued pursuant to this Certificate of Designation or Pre-Funded Warrants.

ARTICLE 4 CONVERSION; ADJUSTMENTS; COVENANTS

Section 4.1. Securities To Be Delivered Upon Conversion. Each Series D Preferred Share shall be convertible into shares of Class A Common Stock or Pre-Funded Warrants (the “Conversion Securities”) at a conversion rate equal to (i) (A) the Stated Value plus (B) cash in lieu of fractional shares, as set forth in Section 4.7 divided by (ii) a conversion price of $5.38145 per share of Class A Common Stock (subject to the adjustments in Section 4.5 herein, the “Conversion Price”) as provided in this Article 4. On the date of conversion, with respect to each Series D Preferred Share, uncertificated book-entry shares representing the number of shares of Class A Common Stock into which such share of Series D Preferred Stock is converted (or Pre-Funded Warrants with respect to such shares, as applicable) shall be promptly issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series D Preferred Stock, if any (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder pursuant to Section 4.4. The Person or Persons entitled to receive the Class A Common Stock and/or cash issuable upon conversion of Series D Preferred Stock (or Pre-Funded Warrants) shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or securities (including Pre-Funded Warrants) as of the close of business on the date of conversion with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock and/or cash (or Pre-Funded Warrants) to be issued or paid upon conversion or shares of Series D Preferred Stock should be registered or paid or the manner in which such shares (or Pre-Funded Warrants) should be delivered, the Corporation shall be entitled to register and deliver such shares (or Pre-Funded Warrants), and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

Section 4.2. Optional Conversion.

(a) Optional Conversion Right. Subject to Section 4.3, from and after the issuance of the Series D Preferred Shares (the “Issuance Date”), each Holder shall be entitled to convert all or a portion of such Holder’s Series D Preferred Shares, at any time and from time to time (any such conversion, an “Optional Conversion”), into a number of duly authorized, validly issued, fully paid and non-assessable shares of Class A Common Stock as set forth in this Article 4. From and after any such conversion, the Series D Preferred Shares so converted shall no longer be deemed to be outstanding, and all rights of the Holder with respect to such Series D Preferred Shares shall immediately terminate, except the right to receive the shares of Class A Common Stock issuable pursuant to such Optional Conversion.

(b) Notice of Optional Conversion. In order to effect an Optional Conversion, a Holder shall submit a written notice to the Corporation, duly executed by an officer of the Holder and in the form attached hereto as Annex A (the “Optional Conversion Notice”), stating that the Holder irrevocably elects to convert the number of Series D Preferred Shares specified in such Optional Conversion Notice. Upon receiving an Optional Conversion

Notice, the Corporation shall issue and deliver to such Holder the number of shares of Class A Common Stock issuable upon conversion of such Series D Preferred Shares.

(c) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of Series D Preferred Shares, and a Holder shall not have the right to convert any Series D Preferred Shares, to the extent that, after giving effect to the conversion set forth on the applicable Optional Conversion Notice, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Class A Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Class A Common Stock issuable upon conversion of the Series D Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Class A Common Stock underlying the Series D Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 4.2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4.2 applies, the determination of whether the Series D Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many Series D Preferred Shares are convertible shall be in the sole discretion of such Holder, and the submission of an Optional Conversion Notice shall be deemed to be such Holder’s determination of whether such Series D Preferred Shares may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many Series D Preferred Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers an Optional Conversion Notice that such Optional Conversion Notice has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4.2, in determining the number of outstanding shares of Class A Common Stock, a Holder may rely on the number of outstanding shares of Class A Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Class A Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Class A Common Stock then outstanding. In any case, the number of outstanding shares of Class A Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series D Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Class A Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock issuable upon conversion of Series D Preferred Shares held by the applicable Holder. The limitations contained in this paragraph shall apply to a successor holder of Series D Preferred Stock.

Section 4.3. Automatic Conversion.

(a) Automatic Conversion. Upon February 20, 2028, each then outstanding Series D Preferred Share will automatically and immediately convert (the “Automatic Conversion”) into a number of duly authorized, validly issued, fully paid and non-assessable shares of Class A Common Stock or Pre-Funded Warrants as set forth in this Article 4 without any further action by the Holders. From and after the Automatic Conversion, the Series D Preferred Shares shall no longer be deemed to be outstanding, and all rights of the Holders with respect to such Series D Preferred Shares shall immediately terminate, except the right to receive the shares of Class A Common Stock or Pre-Funded Warrants, as applicable.

(b) Automatic Conversion Notice. In advance of the occurrence of the Automatic Conversion, the Corporation shall deliver to all Holders a written notice of the Automatic Conversion pursuant to this Section 4.3.

(c) Automatic Conversion Beneficial Ownership Limitation. Upon the Automatic Conversion, in lieu of issuing any shares of Class A Common Stock to a Holder that would exceed the Beneficial Ownership Limitation, the Corporation will issue, and the Holder will receive, pre-funded warrants exercisable for the number of shares of Class A Common Stock which would otherwise be issuable (“Pre-Funded Warrants”), substantially in the form attached hereto as Annex B, the exercise of which shall be subject to the Beneficial Ownership Limitation.

Section 4.4. Transfer Taxes. Issuances of shares of Class A Common Stock or Pre-Funded Warrants upon conversion of the Series D Preferred Shares shall be made without charge to the Holder for any issuance or transfer tax in respect of the issuance thereof; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Class A Common Stock or Pre-Funded Warrants in a name other than that of the converting Holder, and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been, or will timely be, paid.

Section 4.5. Adjustments for Subsequent Events. From and after the date of this Certificate of Designations, adjustments shall be made to the Conversion Price from time to time as follows:

(a) Adjustment Upon Stock Dividends, Certain Issuances, Subdivisions or Combinations of Common Stock. If the Corporation, at any time while Series D Preferred Shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of Class A Common Stock or any other equity or equity equivalent securities payable in shares of Class A Common Stock, (ii) subdivides outstanding shares of Class A Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Class A Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Class A Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Class A Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 4.5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

(b) Fundamental Transaction. If, at any time while Series D Preferred Shares are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person (excluding a merger effected solely to change the Corporation’s name), (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Class A Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and such offer has been accepted by the holders of 50% or more of the outstanding Class A Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Class A Common Stock or any compulsory share exchange pursuant to which the Class A Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Class A Common Stock (not including any shares of Class A Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent Optional Conversion or the Automatic Conversion, the Holder shall have the right to receive, for each share of Class A Common Stock that would have been issuable upon such Optional Conversion or the Automatic Conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to the Beneficial Ownership Limitation), the number of shares of common stock of the successor or acquiring corporation, or of the Class A Common Stock if the Corporation is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Class A Common Stock into which a Holder’s Series D Preferred Shares are convertible immediately prior to such Fundamental Transaction (without regard to the Beneficial Ownership Limitation).

(c) Alternate Consideration. If holders of Class A Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any Optional Conversion or the Automatic Conversion following such Fundamental Transaction. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4.5(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Series D Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Class A Common Stock acquirable and receivable upon an Optional Conversion or the Automatic Conversion (without regard to the Beneficial Ownership Limitation) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Class A Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series D Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for, the Corporation so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Transaction Documents referring to the “Company” or the “Corporation” shall refer instead to the Successor Entity, and the Successor Entity may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designations and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(d) Other Distributions. During such time as the Series D Preferred Shares are outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Class A Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) other than any such dividend or distribution that is subject to Section 4.5(a) hereof (a “Distribution”), at any time after the issuance of the Series D Preferred Shares, then, in each such case, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such Distribution by a fraction of which the denominator shall be the closing price on the record date mentioned above, and of which the numerator shall be such closing price on such record date less the then-per-share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Class A Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Class A Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(e) Repurchases. Unless otherwise adjusted pursuant to Section 4.5(a) through Section 4.5(f) hereof, if, at any time while Series D Preferred Shares are outstanding, the Corporation effects any Repurchases (as defined below), then, following the completion of the Repurchase, the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to the date of the Repurchase by a fraction of which the numerator shall be (i) the product of (A) the number of shares of Class A Common Stock outstanding immediately prior to the date of the Repurchase and (B) the closing price of the Class A Common Stock on the Trading Day immediately preceding the Corporation’s first public disclosure of its intent to effect such Repurchases, minus (ii) the Assumed Payment Amount (as defined below), and of which the denominator shall be the product of (A) the number of shares of Class A Common Stock outstanding immediately prior to the date of the

Repurchase minus the number of shares of Class A Common Stock so repurchased and (B) the closing price of the Class A Common Stock on the Trading Day immediately preceding the Corporation’s first public disclosure of its intent to effect such Repurchases. For purposes of the foregoing, the “Assumed Payment Amount” with respect to any Repurchases shall mean the closing price as of the date of such Repurchases, of the aggregate consideration paid to effect such Repurchases and “Repurchases” means any transaction or series of related transactions to purchase Class A Common Stock of the Corporation for a purchase price greater than the closing price on the Trading Day immediately prior to such transactions pursuant to any tender offer or exchange offer.

(f) Exceptions to Adjustment Upon Issuance of Class A Common Stock. Notwithstanding anything herein to the contrary herein, there shall be no adjustment to the Conversion Price with respect to any Excluded Issuance.

Section 4.5. Rights Plans. If the Corporation has a rights plan in effect with respect to the Common Stock when Series D Preferred Shares are converted, upon conversion of any shares of the Series D Preferred Stock, Holders of such shares will receive, in addition to the shares of Class A Common Stock, the rights under the rights plan relating to such Common Stock, unless, prior to such date the rights have (i) become exercisable or (ii) separated from the shares of Common Stock.

Section 4.6. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock and, as applicable, the exercise of the Pre-Funded Warrants as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Class A Common Stock as shall be issuable (taking into account the adjustments and restrictions of this Article 4) upon the conversion of the then outstanding shares of Series D Preferred Stock and the exercise of the then outstanding Pre-Funded Warrants. The Corporation covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

Section 4.7. No Fractional Shares of Class A Common Stock. No fractional shares of Class A Common Stock will be issued as a result of any conversion of shares of Series D Preferred Stock. In lieu of any fractional share of Class A Common Stock otherwise issuable in respect of any conversion pursuant hereto, the Corporation shall pay (concurrently with the issuance of the shares of Class A Common Stock) an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price of the Class A Common Stock determined as of the second Trading Day immediately preceding the date of conversion. If more than one share of the Series D Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series D Preferred Stock so surrendered.

ARTICLE 5 DEFINITIONS

Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Business Day” means a day except a Saturday, a Sunday or other day on which commercial banks in the City of New York are authorized or required by applicable law to be closed.

“Excluded Issuances” means any issuance of (a) shares of any equity securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, similar program or similar agreement as approved by the Board of Directors and shareholders of the Corporation existing on or prior to the date hereof, (b) shares of any equity securities issuable upon exercise of any warrants or upon conversion, exercise or redemption of other securities outstanding as of the date of this

Certificate of Designations which have been disclosed in the Corporation’s reports filed with the Securities and Exchange Commission pursuant to the Exchange Act prior to the date of this Certificate of Designations, or (c) shares of Class A Common Stock or securities convertible into Class A Common Stock, as applicable, issued by the Corporation upon any or pursuant to any of the other Transaction Documents.

“Holder” or “Holders” means a holder, or all of the holders, as the case may be, of outstanding Series D Preferred Shares as they appear in the records of the Corporation.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Subsidiary” means a corporation, association, company (including limited liability company), joint-stock company, business trust or other similar entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Corporation or by one or more other Subsidiaries, or by the Corporation and one or more other Subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Trading Day” means a day on which the Class A Common Stock is traded for any period on the principal securities exchange or if the Class A Common Stock is not traded on a principal securities exchange, on a day that the Class A Common Stock is traded on another securities market on which the Class A Common Stock is then being traded or if the Class A Common Stock is not then traded, Trading Day shall mean a Business Day.

“Trading Market” means any of the following markets or exchanges on which the Class A Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means that certain Exchange Agreement by and among the Corporation and the Holders, dated as of November 13, 2023, that certain Registration Rights Agreement by and among the Corporation and the Holders, dated as of November 13, 2023, the Pre-Funded Warrants, and this Certificate of Designations.

ARTICLE 6 MISCELLANEOUS

Section 6.1. Notices. All notices or communications in respect of the Series D Preferred Shares shall be in writing, shall be effective upon delivery, and shall be delivered by (i) registered or certified mail, return receipt requested, postage prepaid, (ii) reputable nationwide overnight courier service guaranteeing next Business Day delivery, (iii) personal delivery, or (iv) email, with written confirmation of receipt.

Section 6.2. No Other Rights. The Series D Preferred Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein or in the Certificate of Incorporation or as required by applicable law or regulation.

Section 6.3. Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 6.4. Effectiveness. This Certificate of Designations shall become effective upon filing with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed and acknowledged by the undersigned, thereunto duly authorized, as of November 13, 2023.

STRONGHOLD DIGITAL MINING, INC.

By:	/s/ Gregory A. Beard
Name: Gregory A. Beard
Title: Chief Executive Officer and Chairman

ANNEX A

STRONGHOLD DIGITAL MINING, INC. SERIES D PREFERRED STOCK

CONVERSION NOTICE

The undersigned hereby irrevocably elects to convert _____________ shares of Series D Preferred Stock into shares of Class A Common Stock according to the conditions of the Certificate of Designations of the Series D Convertible Preferred Stock of Stronghold Digital Mining, Inc., as filed with the Secretary of State of the State of Delaware on November 13, 2023 (the “Certificate of Designations”), as of the date written below. The Corporation will pay any issuance or transfer tax on the issuance of shares of Class A Common Stock, unless the tax is due because the undersigned requests such shares of Class A Common Stock to be issued in a name other than the undersigned’s name, in which case, the undersigned will pay the tax. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Certificate of Designations.

Date of Conversion:______________

Signature: _____________________

Name: _________________________

Address:_________________________

ANNEX B

FORM OF PRE-FUNDED WARRANT

STRONGHOLD DIGITAL MINING, INC. CLASS A COMMON STOCK PRE-FUNDED WARRANT

THIS PRE-FUNDED WARRANT (THE “WARRANT”) AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

Warrant Certificate No.: _________
Original Issue Date: [______]

FOR VALUE RECEIVED, Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”), hereby certifies that [HOLDER] or its registered assigns (the “Holder”) is entitled to purchase from the Company [_____] duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock, par value $0.0001 per share, at a purchase price per share of $0.001 (the “Strike Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant.

This Warrant is being issued to the Holder in exchange for [_____] shares of the Company’s Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), issued by the Company to the Holder on November 13, 2023.

Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Strike Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then outstanding, multiplied by (b) the Strike Price.

“Alternate Consideration” has the meaning set forth in Section 4(c)(ii).

“Attribution Parties” has the meaning set forth in Section 3(f)(i).

“Beneficial Ownership Limitation” has the meaning set forth in Section 3(f)(i).

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Certificate of Designations of the Series D Preferred Stock” means the certificate of designations of the Series D Preferred Stock filed with the Secretary of State of the State of Delaware on November 13, 2023.

“Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Company” has the meaning set forth in the preamble.

“Distribution” has the meaning set forth in Section 4(c)(iii).

“Exchange Agreement” means that certain Exchange Agreement by and among the Company and the Holder, dated as of November 13, 2023.

“Excluded Issuances” means any issuance of (a) shares of any equity securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, similar program or similar agreement as approved by the Board of Directors and shareholders of the Company existing on or prior to the date hereof, (b) shares of any equity securities issuable upon exercise of any warrants or upon conversion, exercise or redemption of other securities outstanding as of the date of this Warrant which have been disclosed in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) prior to the date of this Warrant, or (c) shares of Common Stock or securities convertible into Common Stock, as applicable, issued by the Company upon exercise of this Warrant or pursuant to any of the other Transaction Documents.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3(a) shall have been satisfied at or prior to 5:00 p.m., New York City, NY time, on a Business Day.

“Exercise Period” has the meaning set forth in Section 2.

“Fundamental Transaction” has the meaning set forth in Section 4(c)(ii).

“Holder” has the meaning set forth in the preamble.

“Notice of Exercise” has the meaning set forth in Section 3(a).

“Original Issue Date” means the first date hereabove written.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement by and among the Company, the Holder and the other holders party thereto, dated as of November 13, 2023.

“Series D Preferred Stock” has the meaning set forth in the Preamble.

“Strike Price” has the meaning set forth in the preamble, subject to adjustments in accordance with the terms of this Warrant. No additional consideration (other than the Strike Price per Warrant Share) shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid aggregate exercise price under any circumstance or for any reason whatsoever, including in the event this Warrant shall not have been exercised prior to the Termination Date.

“Subsidiary” means a corporation, association, company (including limited liability company), joint-stock company, business trust or other similar entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Successor Entity” has the meaning set forth in Section 4(c)(ii).

“Termination Date” means the date on which this Warrant is exercised in full.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means the Exchange Agreement, the Certificate of Designations of the Series D Preferred Stock, the Registration Rights Agreement and this Warrant.

“Transfer Agent” has the meaning set forth in Section 3(c).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported on the OTCQX, OTCQB or OTC Pink Marketplace maintained by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. For purposes of calculating VWAP over any multiple-day period, the number of shares of Common Stock shall be adjusted for any stock splits, stock combinations, reclassifications or similar transaction.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the shares of Common Stock or other capital stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

Term of Warrant. Subject to the terms and conditions hereof, at any time from the Original Issue Date through the Termination Date (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder, subject to the Beneficial Ownership Limitation and subject to adjustment as provided herein.

Exercise of Warrant.

Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon: surrender of this Warrant to the Company at the address for notices in Section 10 below (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with a duly completed and executed exercise notice in the form attached hereto as Exhibit A (the “Notice of Exercise”).

RESERVED.

Delivery of Warrant Shares Upon Exercise. In accordance with and subject to Section 3(a) and Section 4 hereof, the Company shall, as promptly as practicable, and in any event within three (3) Business Days after surrender of this Warrant, instruct the transfer agent (the “Transfer Agent”) for the Common Stock to record the issuance of the Warrant Shares purchased hereunder to the Holder in book-entry form pursuant to the Transfer Agent’s regular procedures. The Warrant Shares shall be registered in the name of the Holder or, subject to compliance with Section 5 below, such other Person’s name as shall be designated. This Warrant shall be deemed to have been exercised in whole or in part, and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the applicable Exercise Date.

Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have been fully exercised, the Company shall, at the time of delivery of the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Strike Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Strike Price then in effect, and shall take all such actions as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

Exercise Restriction. Notwithstanding anything herein to the contrary, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, and any such exercise shall be null and void and treated as if never made, to the extent, and only to the extent, that:

the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below) upon such exercise. Except as set forth in the preceding sentence, for purposes of this Section 3(f)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3(f)(i) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 3(f)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The limitations contained in this paragraph shall apply to a successor holder of this Warrant; or

such issuance, when aggregated with any other Common Stock theretofore or simultaneously therewith issued (including all of the transactions as contemplated under the Transaction Documents) to or otherwise beneficially owned by the Holder and its Affiliates and any other Persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including any shares held by any “group” of which the Holder is a member) would result in a “change of control” of the Company within the meaning of Nasdaq Listing Rule 5635(b) or otherwise require shareholder approval under Nasdaq Listing Rule 5635(d); except that such limitation under this Section 3(f)(ii) shall not apply in the event that the Company obtains all necessary stockholder approvals for such exchange in accordance with the Nasdaq Listing Rules. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act.

Mandatory Cashless Exercise; Adjustments.

RESERVED.

Cashless Exercise. Upon the exercise of this Warrant in whole or in part, the Company will settle such exercise by paying or delivering, as applicable and as provided in this Section 4(b), shares of Common Stock, together, if applicable, with cash in lieu of fractional shares, in the amounts set forth herein. This Warrant shall only be settled in shares of Common Stock, other than any cash payments in lieu of fractional shares, and shall not be settled in cash. Upon settlement of the exercise of each Warrant, the Company will deliver the following:

•A number of shares of Common Stock equal to the greater of (x) zero and (y) the quotient obtained by dividing [(VP-SP) * (WS)] by (VP), where:

•WS = the number of Warrant Shares being exercised, subject to any adjustments as set forth in this Section 4;

•VP = the 20-day VWAP as of the market close on the trading day immediately preceding the applicable Exercise Date; and

•SP = the Strike Price in effect immediately after the close of business on such Exercise Date.

Additionally, if the calculation set forth in Section 4(b)(i) results in the issuance of fractional shares of Common Stock, in lieu of delivering any fractional share of Common Stock otherwise due upon exercise of any Warrant, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction based on the VP per share of Common Stock on the applicable Exercise Date as set forth in Section 4(b)(i) or round up to the next whole share.

Strike Price and Warrant Share Adjustments. Each of the Strike Price and the Warrant Shares will be adjusted from time to time as follows:

Adjustment Upon Stock Dividends, Certain Issuances, Subdivisions or Combinations of Common Stock. If the Company, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Strike Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of Warrant Shares shall be proportionately adjusted such that the Aggregate Strike Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 4(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

Fundamental Transaction. If, at any time while this Warrant is outstanding, (A) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person (excluding a merger effected solely to change the Company’s name), (B) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (C) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and such offer has been accepted by the holders of 50% or more of the outstanding Common Stock, (D) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (E) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 3(f)(i) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3(f)(i) on the exercise of this Warrant).

For purposes of any such exercise, the determination of the Strike Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Strike Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 4(c)(ii) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for, the Company so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity, and the Successor Entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

Other Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) other than any such dividend or distribution that is subject to Section 4(c)(i) hereof (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Strike Price shall be adjusted by multiplying the Strike Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such Distribution by a fraction of which the denominator shall be the closing price on the record date mentioned above, and of which the numerator shall be such closing price on such record date less the then-per-share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith, and the number of Warrant Shares shall be proportionately adjusted such that the Aggregate Strike Price of this Warrant shall remain unchanged. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

Repurchases. Unless otherwise adjusted pursuant to Section 4(c)(i) through (vi) hereof, if, at any time while this Warrant is outstanding, the Company effects any Repurchases, then, following the completion of the Repurchase, the Strike Price shall be reduced to the price determined by multiplying the Strike Price in effect immediately prior to the date of the Repurchase by a fraction of which the numerator shall be (a) the product of (1) the number of shares of Common Stock outstanding immediately prior to the date of the Repurchase and (2) the closing price of the Common Stock on the trading day immediately preceding the Company’s first public disclosure of its intent to effect such Repurchases, minus (b) the Assumed Payment Amount (as defined below), and of which the denominator shall be the product of (X) the number of shares of Common Stock outstanding immediately prior to the date of the Repurchase minus the number of shares of Common Stock so repurchased and (Y) the closing price of the Common Stock on the trading day immediately preceding the Company’s first public disclosure of its intent to effect such Repurchases. In such event, the number of Warrant Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by multiplying such number of Warrant Shares by the quotient of (A) the Strike Price in effect immediately prior to the date of the Repurchases divided by (B) the new Strike Price determined in accordance with the immediately preceding sentence. For purposes of the foregoing, the “Assumed Payment Amount” with respect to any Repurchases shall mean the closing price as of the date of such Repurchases, of the aggregate consideration paid to effect such Repurchases and “Repurchases” means any transaction or series of related transactions to purchase Common Stock of the Company for a purchase price greater than the closing price on the trading day immediately prior to such transactions pursuant to any tender offer or exchange offer.

Exceptions to Adjustment Upon Issuance of Common Stock. Notwithstanding anything herein to the contrary herein, there shall be no adjustment to the number of Warrant Shares issuable upon exercise of this Warrant or the Strike Price with respect to any Excluded Issuance.

Notices. Whenever the Strike Price or the Warrant Shares are adjusted pursuant to any provision of this Section 4, the Company shall send to the Holder a notice setting forth the adjusted Strike Price or Warrant Shares and a brief statement of the facts requiring such adjustment. In the event the Company shall consummate any Fundamental Transaction then, unless the Company has made a filing with the Securities and Exchange Commission, including pursuant to a Current Report on Form 8-K, which filing discloses such Fundamental Transaction, the Company shall give to each Holder a written notice of such Fundamental Transaction.

Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at the address for notices in Section 10 below (email being sufficient) with a properly completed and duly executed assignment in the form set forth on Exhibit B and any other documentation as may be reasonably requested from the Company. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

Holder Not Deemed a Stockholder; Limitations on Liability. Other than as set forth herein, prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or be deemed the holder of shares of capital stock of the Company for any purpose (other than for tax purposes), nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise) or receive notice of meetings. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

Replacement on Loss; Division and Combination.

Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other

Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys, along with any other documentation that the Company may reasonably request. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

Compliance with the Act.

Restrictive Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 8 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Act. This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

Removal of Restrictive Legend. The Company agrees, upon request of the Holder or permitted assignee, to take all steps reasonably necessary to promptly effect the removal of any restrictive legend from the certificates representing Warrant Shares or the book-entry account of such Warrant Shares, and the Company shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as the Holder, its permitted assigns or its broker provides to the Company a certification as to the length of time such Warrant Shares have been held and a certification that the Holder is not an affiliate of the Company. The Company shall cooperate with the Holder to effect the removal of the legend at any time such legend is no longer appropriate.

Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of this Warrant and any transfers thereof. The Company may deem and treat the Person in whose name this Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant effected in accordance with the provisions of this Warrant.

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10).

•If to the Company: Stronghold Digital Mining, Inc. 595 Madison Avenue, 28th Floor New York, NY 10022 Attention: Matthew Usdin

•with a copy to: Vinson & Elkins LLP 901 East Byrd Street, Suite 1500 Richmond, VA 23219 Attention: Daniel M. LeBey

•If to the Holder: To such Holder at the address of such Holder as listed in the stock record books of the Company.

Cumulative Remedies. Except to the extent expressly provided to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

Entire Agreement. This Warrant, together with the Transaction Documents, constitutes the sole and entire agreement of the parties with respect to this Warrant and the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and any of the Transaction Documents, the statements in the body of this Warrant shall control.

Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

Successors and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the Chancery Court of the State of Delaware in each case located in the city of Wilmington, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant as of the Original Issue Date.
STRONGHOLD DIGITAL MINING, INC.

By: ___________________________
Name: ___________________________
Title: ___________________________

ACKNOWLEDGED AND AGREED:

[HOLDER]

By: ___________________________
Name: ___________________________
Title: ___________________________

EXHIBIT A
NOTICE OF EXERCISE

To: STRONGHOLD DIGITAL MINING, INC.

Reference is made to that certain Class A Common Stock Pre-Funded Warrant (the “Warrant”) issued by Stronghold Digital Mining, Inc. (the “Company”) on [DATE]. Capitalized terms used but not otherwise defined herein shall have the respective meanings given thereto in the Warrant.

The undersigned Holder of the Warrant hereby elects to exercise the Warrant for ______ number of Warrant Shares, subject to tender of Warrant Shares pursuant to the cashless exercise provisions of Section 4 of the Warrant.

The undersigned Holder hereby instructs the Company to issue the applicable net number of shares of Common Stock issuable upon exercise of the Warrant pursuant to the cashless exercise provisions of Section 4 of the Warrant, in the name of the undersigned Holder. The Holder’s calculation of such net number shall be provided to the Company upon request.

The undersigned Holder hereby represents and warrants to the Company that, as of the date hereof:

Experience; Accredited Investor Status. The Holder (i) is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, is capable of evaluating the merits and risks of its investment in the Company, (iii) has the capacity to protect its own interests, and (iv) has the financial ability to bear the economic risk of its investment in the Company.

Company Information. The Holder has been provided access to all information, including through the Company’s publicly available documents and filings, regarding the business and financial condition of the Company, its expected plans for future business activities, material contracts, intellectual property, and the merits and risks of its purchase of the Warrant Shares, which it has requested or otherwise needs to evaluate an investment in the Warrant Shares. It has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. It has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment and all such questions have been answered to its satisfaction.

Investment. The Holder has not been formed solely for the purpose of making this investment and is acquiring the Warrant Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. It understands that the Warrant Shares have not been registered under the Securities Act or applicable state and other securities laws and are being issued by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein.

Transfer Restrictions. The Holder acknowledges and understands that (i) transfers of the Warrant Shares are subject to transfer restrictions under the federal securities laws and (ii) it may have to bear the economic risk of this investment for an indefinite period of time unless the Warrant Shares are subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available.

Name of Registered Owner:
Signature of Authorized Signatory of Registered Owner:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

EXHIBIT B
ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)
Dated:
Holder’s Signature:
Holder’s Address: